Exhibit 10.118

FIRST AMENDMENT
TO THE
SYNCHRONY FINANCIAL
RESTORATION PLAN

WHEREAS, Synchrony Financial (the “Company”) maintains the Synchrony Financial Restoration Plan (the “Plan”);

WHEREAS, in connection with the Company’s separation from General Electric Company, the Company and General Electric Company have entered into various agreements and modifications to such agreements regarding who will be responsible for the payment of certain bonus amounts and, as a result of such agreements and modifications, bonus payments to certain employees that previously were going to be made by the Company will instead be made by General Electric Company;

WHEREAS, the Plan Administrator (as defined in the Plan) desires to amend the Plan to take into account such bonus payments made to Plan participants by General Electric Company and to allow Plan participants’ benefits under the Plan to be assigned with the consent of the Plan Administrator in certain circumstances, such as in connection with domestic relations orders (the “Amendment”); and

WHEREAS, Section 8 of the Plan provides that the Plan Administrator may amend the Plan at any time if such amendment is administrative in nature, and the Plan Administrator has determined that the Amendment is administrative in nature.

NOW THEREFORE, effective as of the date hereof, the Plan is amended as follows:

1.    Section 1(bb) (definition of “Restoration Plan Compensation”) of the Plan is hereby amended to add the following sentence at the end thereof:

“In addition, for 2016 only, the term “Restoration Plan Compensation” shall include any amount (i) received by a Participant while he or she is an Eligible Employee that was paid by General Electric Company or any of its affiliates, or (ii) would have been paid by General Electric Company or any of its affiliates to a Participant while he or she was an Eligible Employee absent a deferral election by the Participant under a non-qualified deferred compensation plan maintained by General Electric Company, in each case, in satisfaction of obligations under the Company’s Annual Incentive Plan.”

2.    Section 13 of Plan is hereby amended in its entirety, to read as follows:

“13.    Nonassignment of Benefits. Unless the Plan Administrator agrees, in its sole discretion, to the assignment, alienation or transfer of benefits under the Plan (e.g., in connection with a domestic relations order), it shall be a condition of the payment of benefits under the Plan that neither such benefits nor any portion thereof shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic law (including community property law).”
IN WITNESS WHEREOF, the Plan Administrator has caused this First Amendment to be adopted by the Company this 18th day of November, 2015.

By: /s/ Marc Chini
Marc Chini
Title:     Executive Vice President, Human Resources__

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